Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated June 30, 2017, in the Registration Statement (Form S-11) and related Prospectus of Workspace Property Trust for the registration of its common shares.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

October 12, 2017